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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DTS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DTS, Inc.
5171 Clareton Drive
Agoura Hills, California 91301

Notice of Annual Meeting of Stockholders
To Be Held May 15, 2008

To Our Stockholders:

        The annual meeting of stockholders of DTS, Inc., a Delaware corporation, will be held on May 15, 2008 at 10:00 a.m., local time, at the Westlake Village Inn, located at 31943 Agoura Road, Westlake Village, California 91361, for the following purposes:

  1.
  To elect two members of the Board of Directors, whose terms are described in the proxy statement;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the 2008 fiscal year;

  3.
  To approve a proposal to amend our 2003 Equity Incentive Plan to adopt a cash award program thereunder; and

  4.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        Holders of record of DTS, Inc. Common Stock at the close of business on April 1, 2008, are entitled to vote at the meeting.

        In addition to the proxy statement, proxy card and voting instructions, a copy of DTS, Inc.'s annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

        It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card in the enclosed, postage-prepaid envelope. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

Blake A. Welcher, Executive Vice President, Legal, General Counsel, and Corporate Secretary

Agoura Hills, California
April 14, 2008

DTS, Inc.
5171 Clareton Drive
Agoura Hills, California 91301

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

        This proxy statement is furnished on behalf of the Board of Directors of DTS, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 15, 2008 at 10:00 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Westlake Village Inn, located at 31943 Agoura Road, Westlake Village, California 91361.

        These proxy solicitation materials were first mailed on or about April 14, 2008 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will vote on (1) the election of two Class II directors; (2) the ratification of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accountants for the 2008 fiscal year; (3) a proposal to amend our 2003 Equity Incentive Plan to adopt a cash award program thereunder; and (4) any other business that may properly come before the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, April 1, 2008, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

What are the Board of Directors' recommendations on the proposals?

        The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the nominees for director; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company; and FOR the proposal to amend our 2003 Equity Incentive Plan to adopt a cash award program thereunder.

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, according to their own best judgment. At the date this proxy statement went to press, we did not know of any other matters that are to be presented at the annual meeting.

How do I vote my shares at the Annual Meeting?

        Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

        If your shares are held in "street name" by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank may vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

        Yes, you may revoke or change your proxy at any time before the annual meeting by filing with Blake Welcher, our Executive Vice President, Legal and General Counsel and Corporate Secretary, at 5171 Clareton Drive, Agoura Hills, California, 91301, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Who will count the votes?

        Our Executive Vice President, Legal and General Counsel will count the votes and act as the inspector of election.

What does it mean if I get more than one proxy card?

        If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A. (877) 282-1168, or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

        As of the record date, April 1, 2008, 17,813,694 shares of our Common Stock were issued and outstanding. Every stockholder is entitled to one vote for each share of Common Stock held.

What is a quorum?

        The presence at the meeting in person or by proxy of holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and "broker non-votes" will be treated as present for purposes of determining a quorum. A broker non-vote may occur if you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker does not vote result in broker non-votes.

What is required to approve each proposal?

        The nominees for director who receive a plurality of the affirmative votes cast will become Class II directors.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants and to approve the amendment to our 2003 Equity Incentive Plan to adopt a cash award program thereunder.

        If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

What happens if I abstain?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal shares represented by these proxies will not be treated as affirmative votes. For proposals requiring an affirmative vote of a majority of the shares present, an abstention is equivalent to a "no" vote.

How will DTS solicit proxies?

        We have retained Computershare Trust Company, N.A. and The Altman Group, Inc. to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have retained the Altman Group, Inc. as our proxy solicitor to assist in soliciting proxies and we will bear these costs, which we expect will be approximately $5,000. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

ITEM 1—ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes of directors with staggered three-year terms, with each class consisting, as nearly possible, of one-third of the total number of directors. The Board currently consists of seven persons. The class whose term of office expires and that is up for election at the Annual Meeting, the Class II Directors, currently consists of two directors: Mr. Joerg D. Agin and Ms. C. Ann Busby. A director elected to this class will serve for a term of three years, expiring at the 2011 annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, resignation or removal.

        Two Class II Directors will be elected at the annual meeting. The nominating/corporate governance committee of the Board has nominated Mr. Agin and Ms. Busby for election to fill these positions. You can find information Mr. Agin and Ms. Busby below.

        The persons named in the proxy card will vote such proxy for the election of Mr. Agin and Ms. Busby unless you indicate that your vote should be withheld. You cannot vote for a greater number of directors than two. If elected, Mr. Agin and Ms. Busby will continue in office until our 2011 annual meeting of stockholders or until their successors have been duly elected and qualified, or until the earlier of their respective death, resignation or retirement. Mr. Agin and Ms. Busby have each indicated to the Company that they will serve if elected. We do not anticipate that Mr. Agin or Ms. Busby will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

        The Board of Directors recommends a vote FOR the election of Mr. Agin and Ms. Busby as directors.

NOMINEES FOR TERM EXPIRING AT THE

ANNUAL MEETING OF STOCKHOLDERS IN 2011

        Joerg D. Agin, 65, has served as a member of our Board of Directors since July 2003 and is Chairman of our Nominating/Corporate Governance Committee. Since September 2001, he has been the President of Agin Consulting, a consulting business engaged for specific project work associated with hybrid and digital motion imaging systems. Mr. Agin retired in September 2001 from the Eastman Kodak Company, a manufacturer and marketer of imaging products, after more than 30 years with the company. He first joined Kodak in 1967 as an electrical engineer, but, most recently, from 1995 through August 2001, he served as Senior Vice President and President of the company's Entertainment

Imaging division. Mr. Agin also worked at MCA/Universal Studios, a motion picture studio, as Senior Vice President, New Technology and Business Development from 1992 through 1995. Mr. Agin is a Fellow of the Society of Motion Pictures & Television Engineers and the recipient of the Technicolor Herbert T. Kalmus Gold Medal Award for outstanding achievement in color motion pictures. Mr. Agin attended MIT Sloan School of Management for Senior Executives, holds a B.S. in Electrical Engineering from the University of Delaware, and an M.B.A. from Pepperdine University.

        C. Ann Busby, 54, has served as a member of our Board of Directors since May 2005 and is Chair of our Compensation Committee. Ms. Busby has been an executive and lawyer in the entertainment industry for more than twenty five years. Most recently, Ms. Busby served as General Counsel of THX Ltd., an entertainment technology and services company, from March 2003 through February 2005. From November 1996 to March 2003, Ms. Busby worked as an independent practitioner and consultant, providing legal and non-legal consulting services to entertainment clients. Ms. Busby served as Senior Vice President of the Motion Picture Group at MCA, Inc., from June 1993 through November 1996; from August 1989 to June 1993 she served as Vice President of the Motion Picture Group at MCA, Inc.; from 1986 through 1989 she was President of the International Division and Executive Vice President of Business Affairs for De Laurentiis Entertainment Group, a motion picture production company; and from 1980 through 1986 she practiced entertainment law as an associate and partner of Pollock, Bloom and Dekom. Ms. Busby has a B.A. in political science, Cum Laude, from Occidental College and a J.D. from Hastings College of the Law.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE

ANNUAL MEETING OF STOCKHOLDERS IN 2009

        Jon E. Kirchner, 40, has served as our President and Chief Executive Officer since September 2001, and as a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of capacities. From April 2000 to September 2001, he was our President and Chief Operating Officer. From September 1998 to April 2000, he served as our Executive Vice President of Operations, and from March 1996 to September 1998, he was our Vice President of Finance and Business Development. Mr. Kirchner has also served as our Director of International Operations and Controller. Prior to joining us, Mr. Kirchner worked for the Dispute Analysis and Corporate Recovery and Audit Groups of Price Waterhouse LLP (now PricewaterhouseCoopers, LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on financial and operational restructuring, business turnaround, market positioning, and valuation issues. Mr. Kirchner has experience in a variety of industries including entertainment, high technology, manufacturing, distribution, and transportation. He is a Certified Public Accountant and received a B.A. in Economics, Cum Laude, from Claremont McKenna College.

        V. Sue Molina, 58, became a member of our Board of Directors and Audit Committee in January 2008. From November 1997 until her retirement in May 2004, she was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the national partner in charge of Deloitte's Initiative for the Retention and Advancement of Women. Prior to that, she spent twenty years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina serves as a member of the Board of Directors and Audit Committee, and is Chair of the Compensation Committee of Sucampo Pharmaceuticals, Inc., a pharmaceutical company, and as Vice Chair of the Board of Directors, Chair of the Audit Committee and a member of the Compensation Committee of Royal Neighbors of America, a fraternal insurance company. She holds a B.S.B.A. and a Masters of Accounting degree from the University of Arizona.

        Ronald N. Stone, 64, has served as a member of our Board of Directors since April 2004. Mr. Stone is currently President of Stone Consulting, Inc., a firm providing consulting services to the consumer electronics industry. Until April 2005, Mr. Stone served as an advisor to Pioneer Electronics

(USA) Inc., a global consumer electronics company, a role he held after he retired from Pioneer in May 2003. At the time of his retirement, Mr. Stone served as president of Pioneer's Customer Support Division, a position he had held since March 2000. The Customer Support Division is responsible for product services, accessories, and after-sales operations for several Pioneer entities. Prior to his position as president of the Customer Support Division, Mr. Stone served as executive vice president and Chief Financial Officer of Pioneer Electronics (USA) Inc. since 1985. Mr. Stone also served on the board of directors of Pioneer and several of its North American subsidiaries. Mr. Stone began his career with Pioneer Electronics in 1975. Formerly chairman of the board of directors, Mr. Stone served on the executive board of the Consumer Electronics Association (CEA), owner of the International Consumer Electronics Show® for more than 15 years. He also serves on the UCLA Medical Center board of advisors and on its Information Technology and Finance committees. Mr. Stone received his bachelor's degree in accounting from the University of Southern California. He is a Certified Public Accountant.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE

ANNUAL MEETING OF STOCKHOLDERS IN 2010

        Daniel E. Slusser, 69, has served as the Chairman of our Board of Directors since October 2001, and served as our Chief Executive Officer and Vice Chairman of our Board of Directors from April 1997 to September 2001. Prior to joining us, from 1974 to April 1997, Mr. Slusser served as Senior Vice President and General Manager at Universal Studios, Inc., an entertainment company. He has also served as a Corporate Vice President of MCA, Inc., the parent company of Universal Studios, and held various positions at 20th Century Fox Film Corporation, an entertainment company. Mr. Slusser is the past chairman of the Permanent Charities Committee, and has been involved in many industry organizations, including the Academy of Motion Picture Arts and Sciences, the Academy of Television Arts and Sciences and has served as a fellow of the Society of Motion Picture and Television Engineers (SMPTE). Mr. Slusser is a past two-term President of the Los Angeles Film Development Committee, a two-term Chairman of the L.A. County Filming Advisory Board and past Vice Chairman of the California State Film Commission. Mr. Slusser is the recipient of the 1986 Presidential Proclamation Award from SMPTE and was named 1986 Man of the Year by the Israel Histadrut organization. Mr. Slusser is an officer and a member of the board of trustees of the Motion Picture & Television Fund.

        Joseph A. Fischer, 76, has served as a member of our Board of Directors since July 2003 and is Chairman of our Audit Committee. Retired since 1996, Mr. Fischer was a senior financial and operating executive in the entertainment industry for almost 30 years. From 1987 until his retirement, Mr. Fischer served as Executive Vice President of the motion picture group at MCA, Inc. Prior to that, he was Chairman and CEO of Four Star International, a producer and distributor of television programs, and was President of MGM/UA Entertainment, where he was also a member of the Board of Directors and Executive Committee. During the course of his career, he has also held executive positions at Columbia Pictures Industries and Price Waterhouse & Co. (now PricewaterhouseCoopers LLP). Mr. Fischer is Chairman of the board of trustees of the Motion Picture & Television Fund.

GOVERNANCE OF THE COMPANY

        Pursuant to the Delaware General Corporation Law and our by-laws, our business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board—Ms. Busby, Ms. Molina and Messrs. Agin, Fischer, Kirchner, Slusser and Stone.

        The Board has three standing committees:

  •
  The Audit Committee, the current members of which are Joerg Agin, Joseph Fischer, Ronald Stone and Sue Molina;

  •
  The Compensation Committee, the current members of which are Ann Busby and Ronald Stone; and

  •
  The Nominating/Corporate Governance Committee, the current members of which are Joerg Agin, Ann Busby and Joseph Fischer.

        Ms. Busby, Ms. Molina and Messrs. Agin, Fischer and Stone are not, and have never been, employees of our company or any of our subsidiaries and the Board has determined that each of these directors is independent according to the requirements regarding director independence set forth under applicable rules of the National Association of Securities Dealers, Inc. (each, an "Independent Director").

        The Board has adopted a charter for each of the three standing committees. The Board has also adopted a code of ethics and a code of conduct that each applies to all of our employees, officers and directors. You can find links to these materials on our website at www.dts.com under "Investor Relations." The information on our website is not incorporated by reference in this Proxy Statement.

        During 2007, the Board held 12 meetings and the three standing committees held a total of 18 meetings. Each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director, and (ii) the total number of meetings of all committees of the Board on which he or she served during the period that he or she served. Although the Company has no formal policy regarding director attendance at annual meetings, it does expect all members of the Board to attend the 2008 Annual Meeting. All nominees for director and continuing members of our Board attended the 2007 Annual Meeting with the exception of Ms. Molina, who was not a director of our Company at such time.

Audit Committee

        The audit committee consists of Independent Directors. The audit committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The audit committee reviews and monitors our financial statements and accounting practices, appoints, determines funding for, and oversees our independent registered public accountants, reviews the results and scope of the audit and other services provided by our independent registered public accountants, and reviews and evaluates our audit and control functions. Mr. Fischer chairs the Audit Committee. The audit committee met eight times during 2007.

        Audit Committee Financial Expert.    The Board has determined that Messrs. Fischer and Stone and Ms. Molina are each an "audit committee financial expert," as that term is defined in Item 401(h) of Regulation S-K and that all Audit Committee members are "independent" under applicable NASD rules.

Compensation Committee

        The compensation committee consists of Independent Directors. The compensation committee makes decisions and recommendations regarding salaries, benefits, and incentive compensation for our directors and executive officers and administers our incentive compensation and benefit plans, including our 2003 Equity Incentive Plan and our 2005 Performance Incentive Plan. Ms. Busby chairs the compensation committee. The compensation committee met six times during 2007.

Nominating/Corporate Governance Committee

        Our nominating/corporate governance committee consists of Independent Directors. Mr. Agin chairs the nominating/corporate governance committee. The nominating/corporate governance committee met four times during 2007. The nominating/corporate governance committee assists the Board of Directors in fulfilling its responsibilities by:

  •
  identifying and approving individuals qualified to serve as members of our Board of Directors;

  •
  selecting director nominees for our annual meetings of stockholders;

  •
  overseeing and administering the Board's evaluation of its performance; and

  •
  developing and recommending to our Board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

        The Board believes that directors should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company business. When considering candidates for director, the nominating/corporate governance committee takes into account a number of factors, including the following:

  •
  independence from management;

  •
  age, gender and ethnic background;

  •
  whether the candidate has relevant business experience;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses;

  •
  potential conflicts of interest with other pursuits;

  •
  legal considerations such as antitrust issues;

  •
  corporate governance background;

  •
  financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;

  •
  executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  the size and composition of the existing Board.

        Before nominating a sitting director for re-election at an annual meeting, the committee will consider:

  •
  the director's performance on the Board; and

  •
  whether the director's re-election would be consistent with the Company's governance guidelines.

        The nominating/corporate governance committee will also consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company's corporate Secretary and include the following information:

  •
  a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

  •
  the name of and contact information for the candidate;

  •
  a statement of the candidate's business and educational experience;

  •
  information regarding each of the director evaluation criteria established from time to time by the nominating/corporate governance committee and disclosed in the Company's annual proxy statements sufficient to enable the committee to evaluate the candidate;

  •
  a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

  •
  detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

  •
  a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Other Committees

        Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Stockholder Communications with Directors and Management

        Any stockholder who desires to contact any member of our Board of Directors or management can write to:

    DTS, Inc.
    Attn: Stockholder Relations
    5171 Clareton Drive
    Agoura Hills, CA 91301

        Your letter should indicate that you are a DTS stockholder. Depending on the subject matter, our stockholder relations personnel will:

  •
  forward the communication to the director or directors to whom it is addressed;

  •
  forward the communication to the appropriate management personnel;

  •
  attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation of Directors

        We currently pay each of our non-employee directors an annual retainer of $30,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of Board committees:

Annual Retainers for Committee Members:
Audit Committee	$7,000
Compensation Committee	$5,000
Nominating/Corporate Governance Committee	$4,000
Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$12,000
Nominating/Corporate Governance Committee	$8,000

        All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director's service on the Board or applicable committee. We also promptly reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or its committees.

        In addition, our 2003 Equity Incentive Plan, as amended in May 2005 (the "2003 Plan"), provides for automatic grants of stock options and restricted stock to our non-employee directors in order to provide them with additional incentives and, thereby promote the success of our business. The 2003 Plan provides for an initial, automatic grant to each newly elected or appointed non-employee director of an option to purchase 15,000 shares of our common stock and a restricted stock award of 7,500 shares of our common stock. The 2003 Plan also provides for an annual grant of an option to purchase 5,000 shares of our common stock and a restricted stock award of 2,500 shares of our common stock to each non-employee director on the date of each annual meeting of the stockholders. However, a non-employee director who receives an initial stock option grant and restricted stock award on, or within a period of six months prior to, the date of an annual meeting of stockholders will not receive an annual stock option grant and restricted stock award with respect to that annual stockholders' meeting. Each initial and annual option will have an exercise price equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. In November 2006, the Compensation Committee of the Board, which is the Administrator under the 2003 Plan modified the vesting term of the initial restricted stock awards to newly elected or appointed non-employee directors such that they will vest in three equal installments on each anniversary of the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, our Company. The initial stock options granted to newly elected or appointed non-employee directors will vest and become exercisable in thirty-six equal installments on each monthly anniversary of the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, our Company. In November 2006, the Administrator under the 2003 Plan modified the vesting term of the annual restricted stock awards of 2,500 shares of our common stock such that they will vest in full on the anniversary of the date of the grant as long as the non-employee director remains a director of, or a consultant to, our Company on such anniversary. The annual stock option grants will vest and become exercisable in 12 equal installments on each monthly anniversary of the date of the grant for so long as the non-employee director continuously remains a director of, or a consultant to, our Company. All automatic non-employee director options granted under the 2003 Plan will be non-statutory stock options. Options must be exercised, if at all, within three months after a non-employee director's termination of service, except in the case of death in which event the director's estate shall have one year from the date of death to exercise the option. However, in no event shall any option granted to a director be exercisable later than the expiration of the option's term. In the event of our merger with another corporation or another change of control, all outstanding options and restricted stock awards held by non-employee directors will vest in full.

        The following table shows compensation information for our non-employee directors for fiscal 2007.

2007 DIRECTOR COMPENSATION TABLE

(a)	(b)
		(c)	(d)	(e)	(f)	(g)	(h)
	Fees Earned or Paid in Cash ($)(2)
Name(1)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph A. Fischer	$54,000	$51,751	$60,854	—	—	—	$166,605
Joerg D. Agin	$45,000	$51,751	$60,854	—	—	—	$157,605
C. Ann Busby	$39,000	$51,751	$101,966	—	—	—	$192,717
V. Sue Molina(5)	$—	$—	$—	—	—	—	$—
Ronald N. Stone	$42,000	$51,751	$60,854	—	—	—	$154,605
James B. McElwee(6)	$42,000	$18,011	$58,246	—	—	—	$118,257

(1)
Daniel E. Slusser, our Chairman of the Board, and Jon E. Kirchner, our President and Chief Executive Officer, are members of our Board of Directors but are not included in this table because they do not receive compensation for their service as directors. The compensation received by Mr. Kirchner is shown in the Summary Compensation Table on page 31. Mr. Slusser is not an immediate family member of any of our directors, nominees for director or executive officers and the compensation he earned for his service as an executive officer would have been reported in the Summary Compensation Table if he was one of our named executive officers for 2007. The compensation for Mr. Slusser's service as an executive officer is approved by the Compensation Committee of the Board.

(2)
The Company pays each of its non-employee directors cash amounts as described above.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123(R), "Share-Based Payment" ("FAS 123(R)"), and thus includes amounts from awards granted prior to 2007. Pursuant to the 2003 Plan, each non-employee director automatically received a restricted stock award of 2,500 shares of our common stock on May 17, 2007, the date of our annual meeting of stockholders. Pursuant to FAS 123(R), the grant date fair value of each of those awards was $54,850, which is based on the grant date fair value per share of $21.94, which was the closing price of our common stock on May 17, 2007. As of December 31, 2007, our non-employee directors did not hold any other unvested stock awards.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted prior to 2007. Compensation expense is calculated based on the grant date fair value of the stock options, which is based on the Black-Scholes option valuation method using the assumptions described in Footnote 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008. Pursuant to the 2003 Plan, each non-employee director automatically received an option to purchase 5,000 shares of our common stock on May 17, 2007, the date of our annual meeting of stockholders. Pursuant to FAS 123(R), the grant date fair value of each option automatically granted on May 17, 2007 determined using the Black-Scholes method was $62,600. As of December 31, 2007, each of our non-employee directors had outstanding options to purchase the following aggregate number of shares of our common stock: Joseph A. Fischer: 31,250; Joerg D. Agin: 31,250; C. Ann Busby: 40,000; Ronald N. Stone: 22,500; James B. McElwee: 29,166; V. Sue Molina: 0.

(5)
Ms. Molina was appointed to the Board effective January 7, 2008. She did not serve as a director during 2007 and accordingly did not earn or receive any compensation from us in 2007.

(6)
Mr. McElwee resigned from the Board effective December 31, 2007. The resignation did not involve any disagreement with the Company.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee appointed PricewaterhouseCoopers LLP as independent registered public accountants for the Company and its subsidiaries during the year ended December 31, 2007, and has appointed such firm to serve in the same capacity for the 2008 fiscal year, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

        In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative is expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for fiscal years 2006 and 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP for fiscal years 2006 and 2007.

	Fiscal Year 2006	Fiscal Year 2007
(1)Audit Fees	$787,025	$745,400
(2)Audit-Related Fees	161,200	161,550
(3)Tax Fees	146,392	304,600
(4)All Other Fees	231,700	422,900

	$1,326,317	$1,634,450

(1)
Audit fees for fiscal 2006 and 2007 include the audit of our financial statements for such years, review of the financial statements included in Forms 10-Q filed during 2006 and 2007, respectively and audit of the Company's controls and 404 attestation.

(2)
Audit-related fees include consultation services related to technical accounting issues.

(3)
Tax-related fees include services related to tax compliance (including U.S. federal and state returns), tax consulting, tax planning and assistance with transfer pricing.

(4)
All other fees includes fees related to the audit of DTS Digital Cinema for its planned sale and sale related services.

        All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        Our Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent registered public accountants must be pre-approved by the Audit Committee. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, he reports that approval to the full committee at the next committee meeting.

        The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accountants of the Company.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee evaluates auditor performance, manages relations with the Company's independent registered public accountants, and evaluates policies and procedures relating to internal control systems. We operate under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is available on the Company's website at www.dts.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

        The Audit Committee members are not professional accountants or auditors. The members' functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves a board-level oversight role in which we provide advice, counsel and direction to management and the independent registered public accountants on the basis of the information we receive, discussions with management and the independent registered public accountants, and our experience in business, financial and accounting matters.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

        In fulfilling our oversight responsibilities, the Audit Committee has reviewed DTS' audited financial statements as of and for the fiscal year ended December 31, 2007, and met with both management and PricewaterhouseCoopers LLP, DTS' independent registered public accountants, to discuss those financial statements. This review included a discussion on the quality and the acceptability of the Company's financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

        We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by the Auditing Standards' Board of the American Institute of Certified Public Accountants. We have also received from and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. We have also discussed with Pricewaterhouse Coopers LLP the auditors' independence from DTS and its management.

        Based on the review and discussions referred to above in this report, we recommended to the Board of Directors that the audited financial statements be included in DTS' Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

        In addition to the matters specified above, we discussed with the Company's independent registered public accountants the overall scope, plans and estimated costs of their audit. We met with the independent registered public accountants periodically, with and without management present, to discuss the results of the independent auditors' examinations, the overall quality of the Company's financial reporting and the independent registered public accountants reviews of the quarterly financial statements, and drafts of the quarterly and annual reports. The Audit Committee conducted seven meetings with management and the independent registered public accountants in 2007. Ms. Molina joined the Board of Directors and the Audit Committee on January 7, 2008.

AUDIT COMMITTEE
JOSEPH A. FISCHER, CHAIR JOERG D. AGIN V. SUE MOLINA RONALD N. STONE

ITEM 3—PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2003 EQUITY INCENTIVE PLAN TO ADOPT A CASH AWARD PROGRAM THEREUNDER

        The Company's 2003 Equity Incentive Plan (the "2003 Plan") allows the Company to grant performance-based cash awards. To date, the Company has not granted cash incentive awards to its executive officers, under the 2003 Plan or otherwise, that qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, including because the aggregate annual compensation paid to our executive officers has not reached a level where we have been precluded from deducting any portion of such compensation under the Section 162(m) loss deduction rule. In order that we may continue to maximize our corporate tax deductions with respect to compensation paid to our officers, we now seek stockholder approval of an amendment to our 2003 Plan to adopt a cash incentive bonus program thereunder that will allow us to grant Section 162(m)-qualified performance-based cash awards under the 2003 Plan.

        Under Section 162(m), the federal income tax deductibility of compensation paid to certain of our executive officers (collectively, "Covered Persons") may be limited to the extent that it exceeds $1,000,000 in any one year. We can deduct compensation paid to Covered Persons in excess of that amount if the compensation qualifies as "performance-based compensation" under Section 162(m) of the Code.

        For compensation income recognized by a Covered Person in connection with the payment of a cash incentive award to be fully deductible by us under Section 162(m), the dollar amount of a cash incentive award in any specified period to a Covered Person must be limited. Accordingly, our Board of Directors has approved an amendment to the 2003 Plan to provide that no individual may be granted an annual cash award that would exceed $3,000,000. Stockholder approval is specifically requested to approve this limitation on annual cash incentive awards.

        A new Section 5.2(c) has been added to the 2003 Plan and constitutes the cash award program and applicable annual imitation for which we now seek stockholder approval. The new Section 5.2(c) reads in its entirety as follows:

    "Cash Awards.    Subject to the provisions of this Section 5.2, so long as the Company is a "publicly held corporation" within the meaning of Code Section 162(m), no Employee may be granted one or more Cash Awards within a single fiscal year of the Company having an aggregate amount of more than $3,000,000, considered without regard to any number of Options, SARs or Stock Awards that may have been granted or awarded to such Employee during the applicable fiscal year. With respect to any Cash Award that is granted with the intent of having it qualify as "qualified performance-based compensation" under Code Section 162(m), such Cash Awards may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). Any Cash Award intended as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code must be awarded, vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. If a Cash Award is cancelled, the cancelled Cash Award shall continue to be counted toward the foregoing limitation."

        We obtained stockholder approval of certain material features of the 2003 Plan at our 2007 Annual Stockholders' Meeting and a summary of the entire 2003 Plan, including the terms of equity awards that may be granted under this plan, is contained in our Proxy Statement for 2007. Because the program for which we now seek stockholder approval affects only cash awards that we may in the future grant under the 2003 Plan, we describe only those plan features affecting cash awards and do not describe all other features of the 2003 Plan. Stockholders who wish to review the entire 2003 Plan may refer to our 2007 Proxy Statement, which is available on our website at www.dts.com under "Company Info—Investor Relations—SEC Filings."

        The 2003 Plan allows us to grant cash awards intended to qualify as performance-based compensation under Section 162(m) that vest or otherwise become payable contingent upon the achievement of one or more objective performance conditions (we refer to the performance conditions permitted under the 2003 Plan as "Objectively Determinable Performance Conditions"). Section 162(m) imposes certain requirements on the structure and administration of performance-based compensation, including the time by which performance conditions must be established and the nature of those conditions, which are incorporated into the 2003 Plan. The 2003 Plan does not otherwise place any requirements on the structure of such cash awards, which means that our Compensation Committee in administering any such cash award program may designate any performance period applicable to the awards, may apply single or multiple Objectively Determinable Performance Conditions to such cash awards, and may impose on cash awards such other conditions and restrictions as it deems appropriate including ongoing employment conditions. The program for which stockholder approval is sought under this Proposal imposes an important limitation on the amount of cash awards that may be granted to any employee during a single fiscal year as described above. The Objectively Determinable Performance Conditions permitted under the 2003 Plan, as re-approved at our 2007 Annual Stockholders Meeting, are: net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance (which must be objectively determinable), earnings per share, return on assets, return on equity and other financial objectives, as well as objective customer satisfaction indicators and efficiency measures. These Objectively Determinable Performance Conditions may apply to the Company and/or a Company affiliate or an individual business unit.

        If our stockholders do not approve this Item 3, then we will not grant cash awards to our executive officers under the 2003 Plan. Whether or not our stockholders approve this Item 3, we may grant cash awards, including those that do not qualify as performance-based compensation under Section 162(m), outside of the 2003 Plan. For information about cash awards granted to our executive officers during our most recent fiscal years, please see the 2007 Summary Compensation Table, the 2007 Grants of Plan-Based Awards Table and the discussion under the heading "Annual Performance-Based Cash Incentives" of our Compensation Discussion and Analysis included elsewhere in this Proxy Statement.

        The Board of Directors recommends that the stockholders vote FOR the proposal to amend our 2003 Equity Incentive Plan to adopt a cash award program thereunder.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers and significant employees.

Name	Age	Position(s)
Jon E. Kirchner	40	President and Chief Executive Officer, Director
Melvin L. Flanigan	49	Executive Vice President, Finance and Chief Financial Officer
Blake A. Welcher	46	Executive Vice President, Legal, General Counsel and Corporate Secretary
Richard J. Beaton	48	Senior Vice President, Research and Development
Sharon K. Faltemier	52	Senior Vice President, Human Resources
William Neighbors	48	Senior Vice President, DTS Digital Images
Brian D. Towne	43	Senior Vice President and General Manager Consumer Division
Patrick J. Watson	47	Senior Vice President, Strategy and Business Development

        Jon E. Kirchner has served as our President and Chief Executive Officer since September 2001, and as a member of our Board of Directors since August 2002. Since joining us in 1993, Mr. Kirchner has served in a number of capacities. From April 2000 to September 2001, he was our President and Chief Operating Officer. From September 1998 to April 2000, he served as our Executive Vice President of Operations, and from March 1996 to September 1998, he was our Vice President of Finance and Business Development. Mr. Kirchner has also served as our Director of International Operations and Controller. Prior to joining us, Mr. Kirchner worked for the Dispute Analysis and Corporate Recovery and Audit Groups of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. During his tenure at Price Waterhouse LLP, he advised clients on financial and operational restructuring, business turnaround, market positioning, and valuation issues. Mr. Kirchner has experience in a variety of industries including entertainment, high technology, manufacturing, distribution, and transportation. He is a Certified Public Accountant and received a B.A. in Economics, Cum Laude, from Claremont McKenna College.

        Melvin L. Flanigan has served as our Executive Vice President, Finance and Chief Financial Officer since September 2003. Prior to that, he served as our Vice President and Chief Financial Officer since joining us in July 1999. From March 1996 to July 1999, he served as Chief Financial Officer and Vice President, Operations at SensArray Corporation, a supplier of thermal measurement products for semiconductor, LCD, and memory-disk fabrication processes. Mr. Flanigan led SensArray's manufacturing and finance efforts. Prior to joining SensArray, Mr. Flanigan was Corporate Controller for Megatest Corporation, a manufacturer of automatic test equipment for logic and memory chips, where he was involved in international mergers and acquisitions activities. Mr. Flanigan has also previously held positions at Cooperative Solutions, Inc., a software developer in the client server transaction processing market, Hewlett-Packard Company, a provider of information technology infrastructure, personal computing and access devices, global services, and imaging and printing, and Price Waterhouse LLP. He is a Certified Public Accountant and holds an M.B.A. and B.S. in Accounting from Santa Clara University.

        Blake A. Welcher has served as our Executive Vice President, Legal, General Counsel and Corporate Secretary since September 2003 and, prior to that, as our Vice President and General Counsel since February 2000. From April 1999 to February 2000, Mr. Welcher served as our General Counsel, Intellectual Property, where he was responsible for the Company's intellectual property assets and licensing. Prior to joining us, from April 1997 to April 1999, Mr. Welcher served as an intellectual property attorney for Koppel & Jacobs, where he provided intellectual property support and counsel for clients in the electrical, mechanical, and entertainment industries. Previously, he served in the same capacity for the Cabot Corporation, a global specialty chemicals company. Mr. Welcher holds a J.D.

and Masters of Intellectual Property from Franklin Pierce Law Center and a B.S. in Aeronautical Engineering from California Polytechnic State University at San Luis Obispo.

        Richard J. Beaton has served as our Senior Vice President, Research and Development since November 2005 and, prior to that, served as our Managing Director of DTS Canada from the time that he joined our company in July 2004. Prior to joining our company, Mr. Beaton served as President and Chief Executive Officer of QDesign Corporation, an audio technology company which he founded in 1995 and that we acquired in July 2004. Prior to founding QDesign, Mr. Beaton served as Manager of Technology Development at MPR Teltech, a telecommunications research and development facility located in Canada. Mr. Beaton has more than 20 years experience in advanced media technology development, and has contributed to the development of the ISO MPEG and ITU Digital Audio Broadcast standards since 1989.

        Sharon K. Faltemier has served as our Senior Vice President, Human Resources since June 2006. Prior to joining our company, from 2003-2006, Ms. Faltemier served as Vice President, Human Resources at Capstone Turbine Corporation, a producer of low-emission microturbine systems and from 1999-2002 as Vice President, Human Resources for the Litton Guidance and Control Systems division of Northrop Grumann Corporation, a global defense and technology company. Ms. Faltemier holds a B.S. in engineering from the University of California, Berkeley.

        William Neighbors has served as our Senior Vice President, DTS Digital Images Division since January 2006. From May 2005 through January 2006, Mr. Neighbors served as Vice President, General Manager of DTS Digital Images where he was responsible for all business activities of our Digital Images division. Prior to joining us in May 2005, Mr. Neighbors served as Chief Executive Officer at Theater 41, Inc., a manufacturer of custom entertainment systems for private jets, from August 1999 to May 2005. Mr. Neighbors has previously worked for DTS, as Executive Vice President, General Manager from 1993 to 1996, and as President and Chief Operating Officer from 1996 to July 1998. Mr. Neighbors holds a B.S. in Business Administration, Finance from California State University at Northridge. Mr. Neighbors is the brother-in-law of Jon Kirchner, our President and Chief Executive Officer.

        Brian D. Towne has served as our Senior Vice President and General Manager Consumer Division since August 2006 and, prior to that, as our Senior Vice President Consumer/Pro Audio since August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Fluent in Japanese, Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

        Patrick J. Watson has served as our Senior Vice President, Strategy and Business Development since September 2003. From February 2000 to September 2003, Mr. Watson served as our Vice President of Business Development and, from February 1997 to January 2000, as our Director of Technical Sales, where he led the penetration of our technology in the consumer electronics home theater market, as well as the proliferation of our technology in new markets such as cars, personal computers, video games, and broadcast. Prior to joining us, Mr. Watson worked in technical sales for a number of firms focused on audio coding technology including Audio Processing Technology Ltd. and AlgoRhythmic Technology, Ltd. in Northern Ireland. He graduated from Ulster University in Northern

Ireland with a degree in engineering and from Queens University in Belfast, Northern Ireland with a Masters in Electronics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock (the "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We have identified and described the business experience of each of our directors and executive officers who are subject to Section 16(a) of the Exchange Act elsewhere in this proxy statement.

        Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007 have been complied with in a timely manner except as follows. Due to an administrative error, Form 4 reports were filed late reporting the disposition of shares by the following persons to satisfy tax withholding obligations in connection with the partial vesting of restricted stock awards: Richard Beaton, Don Bird, Sharon Faltemier, Mel Flanigan, Jon Kirchner, William Neighbors, Dan Slusser, Brian Towne, Patrick Watson, Blake Welcher and Jan Wissmuller. These Form 4 reports were due on February 19, 2007 and filed on March 30, 2007. In addition, Sharon Faltemier filed a Form 4 on April 1, 2008, reporting late a stock option grant for 10,000 shares and a restricted stock award of 5,000 shares, each granted to her on August 15, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information with respect to the beneficial ownership of our Common Stock as of March 1, 2008 (or such other date as provided below), by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Common Stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares(2)	Percentage Ownership(2)
Five Percent Stockholders
Waddell & Reed Financial, Inc.(3)	2,365,296	13.37%
Brown Capital Management, Inc.(4)	1,599,668	9.04
William Blair & Company, LLC(5)	1,537,843	8.70
Baron Capital Group, Inc.(6)	1,500,000	8.48
Burgundy Asset Management Ltd.(7)	1,112,090	6.29
Directors and Executive Officers
Jon E. Kirchner(8)	386,000	2.14
Melvin L. Flanigan(9)	119,245	*
Blake A. Welcher(10)	80,574	*
Brian D. Towne(11)	64,414	*
Daniel E. Slusser(12)	57,876	*
C. Ann Busby(13)	43,750	*
Joseph A. Fischer(14)	32,600	*
Joerg D. Agin(15)	32,500	*
William Neighbors(16)	26,753	*
Ronald N. Stone(17)	23,750	*
V. Sue Molina(18)	7,500	*
All directors and executive officers as a group (14 persons)(19)	1,008,174	5.44%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
Unless otherwise indicated, the address for each individual listed on this table is: c/o DTS, Inc., 5171 Clareton Drive, Agoura Hills, California 91301.

(2)
Beneficial ownership is based on information furnished by the individuals or entities. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 1, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other individual or entity. Percentage ownership for each stockholder is based on 17,686,123 shares of our Common Stock outstanding as of March 1, 2008, together with the applicable option(s) and warrant(s) for that stockholder or group of stockholders.

  (3)
  Based upon a Schedule 13G/A filed February 1, 2008, containing information as of December 31, 2007. Waddell & Reed Financial, Inc. beneficially owned 2,365,296 shares, with sole voting power over 2,365,296 shares and sole dispositive power over 2,365,296 shares. The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS, 66202.

  (4)
  Based upon a Schedule 13G/A filed February 12, 2008, containing information as of December 31, 2007. Brown Capital Management, Inc. beneficially owned 1,599,668 shares, with sole voting power over 755,438 shares and sole dispositive power over 1,599,668 shares. The address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland, 21202.

  (5)
  Based upon a Schedule 13G/A filed January 9, 2008, containing information as of December 28, 2007. William Blair & Company, LLC beneficially owned 1,537,843 shares, with sole voting power over 1,537,843 shares and sole dispositive power over 1,537,843 shares. The address for William Blair & Company, LLC is 222 W. Adams, Chicago, IL, 60606.

  (6)
  Based upon a Schedule 13G/A filed February 14, 2008, containing information as of December 31, 2007, the following entities and persons beneficially owned in the aggregate 1,500,000 shares:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Baron Capital Group, Inc.	1,500,000	—	1,500,000	—	1,500,000
BAMCO, Inc.	1,500,000	—	1,500,000	—	1,500,000
Baron Small Cap Fund	1,500,000	—	1,500,000	—	1,500,000
Ronald Baron	1,500,000	—	1,500,000	—	1,500,000

    BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO and its affiliates. The address for Baron Capital Group, Inc. is 767 Fifth Avenue, New York, New York, 10153.

  (7)
  Based upon a Schedule 13G filed February 12, 2008 containing information as of December 31, 2007. Burgundy Asset Management Ltd., beneficially owned 1,112,090 shares, with sole voting power over 1,112,090 shares and sole dispositive power over 1,112,090 shares. The address for Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

  (8)
  Includes 33,250 shares related to unvested restricted stock awards and 335,861 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (9)
  Includes 11,500 shares related to unvested restricted stock awards and 101,840 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (10)
  Includes 10,500 shares related to unvested restricted stock awards and 66,676 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (11)
  Includes 9,250 shares related to unvested restricted stock awards and 53,500 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (12)
  Includes 9,500 shares related to unvested restricted stock awards and 41,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (13)
  Includes 2,500 shares related to unvested restricted stock awards and 38,750 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (14)
  Includes 2,500 shares related to unvested restricted stock awards and 30,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (15)
  Consists of 2,500 shares related to unvested restricted stock awards and 30,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (16)
  Includes 1,750 shares related to unvested restricted stock awards and 24,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (17)
  Consists of 2,500 shares related to unvested restricted stock awards and 21,250 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

  (18)
  Consists of 7,500 shares related to unvested restricted stock awards.

  (19)
  Includes 120,750 shares related to unvested restricted stock awards and 841,809 shares of Common Stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 1, 2008.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

        Our executive compensation program is designed to provide compensation sufficient to attract, motivate and retain talented and dedicated executives in the highly competitive entertainment technology, consumer electronics and intellectual property licensing environment in which we operate while establishing and maintaining an appropriate balance between executive compensation and the creation of stockholder value. The Compensation Committee of our Board of Directors, or the Committee, is responsible for establishing, implementing and periodically reviewing our executive compensation program.

Compensation Philosophy and Process

        The following philosophies guide our executive compensation program:

  •
  Provide competitive executive compensation packages;

  •
  Align executives' incentives with creation of stockholder value by making a significant portion of each executive's total potential compensation performance-based;

  •
  Link annual cash incentives and long-term equity incentives to the achievement of measurable company and individual performance objectives;

  •
  Establish performance objectives linked to our success and stockholder value; and

  •
  Create a sense of ownership and entrepreneurship among the executive team, which we believe will encourage actions in our stockholders' best interests.

        We believe a combination of competitive base salaries, significant annual performance-based cash incentives tied to achievement of annual operating goals, and long term equity incentives that vest over time helps us to attract top talent, motivate short-term and long-term performance, enhance retention and align management compensation with stockholder return. A significant portion of our executive officers' potential annual compensation is paid only upon achievement of performance objectives set annually by the Committee as we believe this incentivizes the executives to achieve set performance objectives. In general, the performance objectives set by the Committee are intended to encourage revenue and operating income growth. We believe these metrics directly correlate with returns to our stockholders.

        We periodically review market trends and the prevalence of various vehicles for compensation delivery and make adjustments as deemed appropriate. In designing and implementing our compensation structure, we consider industry practice as well as the tax efficiency of such structure and its impact on our liquidity and financial statements.

        In support of our compensation objectives, the Company engaged Hewitt Associates LLC, an independent executive compensation consulting firm, to conduct a study to provide us with detailed information compiled from the Radford Executive Survey regarding the cash and equity compensation practices of technology companies with 2006 revenues between $50 million and $200 million. In addition to this study data, compensation data was compiled about Dolby Laboratories, Inc., Macrovision Corporation, Sonic Solutions, Digimarc Corporation and SRS Labs, Inc. We refer to this group of companies collectively as our "Compensation Peer Group."

        These companies were selected because we believe they are most likely to compete with us for executive officers and other employees. The study covered the following components of compensation: base salary, target bonus opportunity, target total cash compensation, estimated economic value of long term incentives, and total direct compensation for a number of comparative executive positions at the companies in our Compensation Peer Group. In determining 2007 compensation recommendations for our named executive officers (other than our Chief Executive Officer), our Chief Executive Officer and our Senior Vice President, Human Resources, analyzed the information presented by the independent consultant and used the data as a compensation benchmarking tool. Our Chief Executive Officer, or CEO, then presented recommendations to the Committee based on the results of this benchmarking exercise and his evaluation of the performance of the officers. In setting compensation for our CEO, our Chairman of the Board of Directors analyzed the information and presented a summary of this data to the Committee. We intend to periodically commission similar studies to update our market references.

        We utilize the data with the objective of providing executive compensation packages between the market mean, or 50th percentile, and the 75th percentile of compensation paid to similarly situated executives of the companies in the Compensation Peer Group. In this discussion, we refer to this "3rd quartile" as the Targeted Range. We generally endeavor to provide compensation packages such that each of the three elements of executive compensation described below, in addition to total compensation, fall within the Targeted Range. We place great significance on setting base salary levels within the Targeted Range because we believe that if executive salaries are not within the Targeted Range, we have an increased risk of losing key executive talent to other companies.

        We generally enter into employment contracts with each of our executive officers, including our named executive officers. Further detail concerning the employment agreements is provided below.

Elements of Executive Compensation

        Our executive compensation program has three primary elements: base salary, annual performance-based cash incentives and long-term equity incentives. In evaluating each element, we are mindful of the levels of compensation paid pursuant to the other elements. As a general matter, compensation awarded to our Chief Executive Officer is higher than that awarded to our Executive Vice Presidents, which in turn is higher than that awarded to our Senior Vice Presidents. This is the case because we believe compensation should increase with increasing levels of responsibility, and also because we feel that competitive factors require this.

Base Salary

        We provide our executive officers with base salaries to motivate short term performance and compensate them for services rendered during the year. We place great significance in setting executive base salaries within the Targeted Range, with the exact level being influenced by the individual's position, responsibilities and performance.

        The base salaries of executive officers are typically reviewed in our first quarter, after prior year company and individual performance is ascertained. Our CEO annually reviews the performance of each of our other executive officers. These performance reviews include an evaluation of the attainment of pre-established individual goals specific to the officers' area of responsibility as well as leadership and management skill factors. In evaluating executive officer performance, leadership and management skill factors, which we view as critical for officer roles, are weighted most heavily. In evaluating whether a year over year adjustment to salary is appropriate for a particular executive officer, the CEO presents his annual performance assessment of each executive officer together with that officer's current salary level relative to the Targeted Range and makes a recommendation to the Committee as to whether a salary adjustment is appropriate and, if so, as the amount of the recommended adjustment. The Committee generally gives significant weight to the CEO's recommendations as he is most familiar with each executive's performance, but the Committee may exercise its discretion with respect to any recommended adjustment.

        The Committee also annually reviews the performance of our Chief Executive Officer in our first quarter to determine his base salary. Our Chairman of the Board of Directors presents to the Committee his assessment of the CEO's performance and current base salary relative to his Targeted Range. In addition, the Committee solicits input from all Board members with respect to the CEO's performance. The Committee's review includes an evaluation of our financial performance for the most recently ended fiscal year, the CEO's individual performance, leadership and management skills in each case relative to pre-established performance goals.

Annual Performance-Based Cash Incentives

        Executive officers participate in an annual cash incentive compensation plan, which is established and administered by the Committee. Certain other officers participate in an annual cash incentive compensation plan administered by our Chief Executive Officer, which plan is substantially similar to the plan for executive officers described herein. We believe the potential annual cash awards payable pursuant to these plans are necessary to maintain overall competitiveness and are an effective device to incentivize attainment of our annual financial and individual performance goals, which is designed to lead to improved stockholder value.

        The Committee typically establishes the terms of the annual cash incentive compensation plan in the first quarter of the year of performance under the plan at the same time it sets annual base salaries for the executive officers. In March 2007, the Committee established the terms of the 2007 Annual Cash Incentive Compensation Plan, referred to herein as the 2007 Cash Incentive Plan. The Committee structured the 2007 Cash Incentive Plan such that awards granted under it would be based on a combination of performance relative to (1) 2007 revenue and operating income targets and (2) pre-established individual performance objectives. If "Threshold" levels of revenue and operating income are not obtained, awards for individual performance would not be made regardless of the attainment of individual performance objectives, absent an exercise of discretion by the Committee. In other words, company performance would be the basis for payment under the 2007 Cash Incentive Plan and individual performance could increase or decrease the amount of a cash award, but could not alone result in payment of an award absent an exercise of discretion by the Committee. In this way, the 2007 Cash Incentive Plan differed from our 2006 cash incentive compensation plan. Under the 2006 plan, an executive officer was eligible for an award if the officer achieved his or her individual performance objectives, even if the company's financial objectives were not achieved. In establishing the 2007 Cash Incentive Plan, the Committee determined that the plan should emphasize achievement of the 2007 financial objectives and, as a result, made achievement of those objectives the threshold for receipt of any cash award.

        Generally, the target levels for the corporate financial objectives are based on our annual strategic plan and performance expectations for the fiscal year at issue. Greater relative weight is given to achievement of operating income objectives because we believe that financial metric is more directly correlated to increased stockholder return than revenue. Individual objectives are designed to hold each executive officer accountable for specific outcomes over which he or she exercises control.

        Under the 2007 Cash Incentive Plan, the target payout was set and described as a percentage of the executive officer's base salary earned during 2007 (which reflects actual compensation paid in respect of the base salary component). Our Chief Executive Officer and our Chairman of the Board each had a target of 100% of base salary earnings. Target percentages for our other named executive officers ranged from 45% to 50% of their 2007 base salary earnings. The Committee sets these target percentage levels based on the competitive market data assembled and analyzed with respect to comparative positions and responsibilities.

        The Committee established three levels of achievement for measurement of revenue and operating income targets under the 2007 Cash Incentive Plan. In the context of the plan, revenue means revenue from continuing operations and "operating income" means our income from continuing operations. The levels were designated as "Threshold," "Target" and "Maximum" each having an associated percentage of target bonus amount. The amount necessary to achieve "Target" was 100% of budget, while the amounts necessary for "Threshold" and "Maximum" were 90% and 110% of budget, respectively. For 2007, the Threshold, Target and Maximum levels for revenue and operating income were $51.7 million and $10.2 million; $57.5 million and $11.3 million; and $63.2 million and $12.4 million, respectively. Achievement at the Target level of performance with respect to both revenue and operating income would have correlated to payment of 100% of the Target cash payout, which amount would then be adjusted by multiplying by an individual performance modifier, ranging from 0 to 1.5, based on achievement of pre-established individual performance objectives. The following illustration depicts how the actual amount of the cash payout is calculated:

        For 2007, achievement at the Threshold and Maximum level for both revenue and operating income would have correlated to payment, before individual modifiers, of 50% and 125%, respectively of the target cash payout. The following chart shows how performance at different levels for revenue and operating income correlates to different payment amounts, before individual modifiers. Payouts are scaled for performance between levels.

        Absent the exercise of discretion by the Committee, no award would be made if at least the Threshold level were not attained for both revenue and operating income. The maximum amount that would have been paid pursuant to the Plan is capped at 187.5% of the individual target cash payout. The aggregate amount of awards paid pursuant to the Annual Cash Incentive Compensation Plan may not exceed the total funding of the plan.

        For 2007, the Company achieved revenue between the Threshold and Target levels and operating income between the Target and Maximum levels with a resulting company performance factor of 95%.

        Actual cash payouts under the 2007 Cash Incentive Plan were determined after the audited financial results for the year became available and following evaluation of each executive's individual performance. Our CEO assesses individual performance for all other executive officers and recommends the individual modifiers to the Committee. The Committee, upon recommendation from the Chairman and with input from the other members of the Board, assesses Mr. Kirchner's performance and determines his individual modifier.

        Under our annual cash incentive compensation plans, the Committee has discretion to make adjustments, either up or down, to cash awards. However, in order to maintain the performance orientation of these plans, the Committee exercises this discretion sparingly and expects to make adjustment only in unusual circumstances. The Committee made no such adjustments to awards paid in 2007 relating to 2006 performance or to awards paid in 2008 relating to 2007 performance.

        Cash awards paid to our named executive officers under our 2007 Cash Incentive Plan for performance in 2007 is reflected in the column titled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table below.

Long-Term Equity Incentives

        We recognize that our executive officers have a significant impact on our success and, as a result, stockholder value. To align the interests of our executive officers with those of our stockholders, we utilize both stock options and restricted stock awards to provide long term equity incentives under our executive compensation program. We also use equity incentives as a means of keeping our compensation packages attractive relative to those companies with whom we compete for executive talent. Accordingly, we believe equity incentives are critical to our ability to attract, retain and motivate talented and dedicated executive officers.

        The Committee ordinarily grants equity incentive awards after our audited annual financial statements become available. The Committee generally grants annual equity awards at approximately the same time as it determines the annual cash incentive awards and base salary adjustments, which usually occurs during our first quarter. We believe this approach facilitates the Committee's evaluation and determination of total compensation with respect to each named executive officer.

        The Committee is also mindful of potential dilution to stockholders, which has been a factor in the Committee's decision to implement the use of restricted stock awards. This approach enables us to grant long-term equity incentive awards while using fewer shares of our common stock than if options alone were granted.

        The exercise price of each stock option granted to our executive officers is equal to the fair-market value of our stock on the date of grant, which is the closing price of our common stock as reported by The NASDAQ Global Select Market on the day the option is granted by the Committee. Commonly, stock option awards vest over four years in four equal annual installments and expire ten years from the date of grant. Restricted stock awards also commonly vest over a four-year period in four equal annual installments. The vesting period and exercise price are intended to encourage executives to focus on long term stockholder value and to improve long term retention. Historically, the Committee has generally granted equity awards during its regularly scheduled quarterly meetings and, with respect to annual grants to executive officers, in connection with its annual performance review process.

        Our Chief Executive Officer recommends to the Committee the specific number of shares to be subject to each option and restricted stock award granted to each other executive officer, adjusting within the Targeted Range based on an assessment of each's performance, the levels of the other components of such officers' compensation, and the dilutive effects of equity grants. The Committee gives significant deference to the recommendations of our Chief Executive Officer as he is most familiar with the other executive officers' performance. The Committee discusses and determines all equity grants to all employees, including the executive officers and the CEO. The same process is used to determine the specific number of shares to be subject to each option and restricted stock award granted to our CEO with the exception that the recommendation is made by our Chairman of the Board and our CEO's performance in assessed by the Committee with input from the Board.

        In 2007, all equity awards were granted under our 2003 Equity Incentive Plan, which provides for both stock option and restricted stock awards. During 2007, the Committee granted equity awards to our named executive officers as described in the table entitled "2007 Grants of Plan-Based Awards".

Other Compensation

        Benefits.    Executive officers are eligible to participate in our broad-based health and welfare, life insurance, Employee Stock Purchase Plan (ESPP) and 401(k) programs in the same fashion as all other eligible employees.

        Perquisites.    Pursuant to the terms of their employment contracts, our Chairman and our CEO each received a car allowance of $1,000 per month in 2007. We do not provide any other perquisites to executive officers, nor do we offer a deferred compensation plan.

Guidelines as to Equity Ownership

        We have not adopted any guidelines as to equity ownership by our executive officers. The Committee believes that the level of equity grants that have been made to executive officers in the past is consistent with the objective of aligning our executive officers' interests with those of our stockholders.

Accounting and Tax Issues

        In making compensation decisions, the Committee considers the extent to which our compensation programs will be deductible for income tax purposes, in particular under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally provides we may not deduct compensation paid to an individual named executive officer in excess of $1,000,000 during any year unless the compensation qualifies as "performance-based" compensation under IRS rules. The base salary and, notwithstanding the tie to performance described above, cash bonuses we pay to executive officers do not qualify as "performance-based" compensation for this purpose. To date we have not paid cash compensation in excess of $1,000,000 to any executive officer during a single year. We believe that stock options and restricted stock awards granted to date to our executive officers will qualify as "performance-based" compensation so that any compensation amounts related to such options and restricted stock awards will be fully deductible by the Company. Equity awards may be made from our 2003 Equity Plan and our 2005 Performance Incentive Plan.

        Since late 2004, newly-enacted federal tax law governs nonqualified deferred compensation arrangements. This new law requires inclusion in income of amounts arising under nonqualifying deferred compensation arrangements even where such amounts have not been received by the employee and imposes a 20% penalty on the employee recipient of such amounts. Final regulations have not yet become effective, and many interpretive issues remain, under this new law. The Company does not believe that it has nonqualified deferred compensation arrangements in place that will fail to comply in good faith with the current guidance available under this statute.

Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements

        Generally, we seek to secure the services of our executive officers with employment contracts. We do this to clarify the terms of employment, to define the obligations of the executive, and to set forth the circumstances under which he or she may become entitled to severance payments and the amounts and obligations thereof. We believe that the employment agreements provide us with reasonable contractual protections and that making severance commitments to our executives leads to stronger retention than if such benefits were not offered. We currently have employment agreements with all of our named executive officers.

        The Committee has not used tally sheets to calculate the value of these payments, as the levels of our termination and change in control arrangements have determined to be modest and well within competitive levels.

        These agreements provide the company a balance of contractual protections in exchange for severance for the executive in the case of termination for other than "good cause", and in some cases, constructive termination. The employment contracts for our executive officers other than our Chairman of the Board of Directors and Chief Executive Officer do not contain a "single trigger" provision that would generally allow such executive officers to terminate their employment because of a change in control of the company and be entitled to benefits under their employment agreements as if they were terminated without cause. We structured their employment agreements in this fashion because we believe such executives should not be entitled to such benefits absent other factors such as a termination without cause or termination for good reason. The employment agreements of our Chairman of the Board of Directors and our Chief Executive Officer do contain "single trigger" provisions. We structured their employment agreements in this fashion because we feel it appropriate given that these individuals have a much closer reporting relationship to the Board of Directors and also because we feel competitive factors require this.

        The duration of the severance obligation ranges from 6 months to one-year depending upon length of employment at the time of termination and position, and in the case of the Chief Executive Officer, 18 months. The only exceptions to our severance obligations are terminations for "good cause" and voluntary resignations (in the absence of constructive termination). A termination for "good cause" occurs only in the case of gross negligence, material misconduct, fraud or conviction of crime involving imprisonment.

        Severance protection for most executive officers in the event of termination (either without cause or in some cases by constructive termination) is provided in the form of salary and benefit continuation for the duration of the severance period (the periods run from between 6 months to one year as discussed above) and the full vesting of all unvested equity awards. In the case of the Chief Executive Officer, this severance period is 18 months. Except with respect to the Chairman of our Board of Directors, during the period that the executive receives severance pay, he or she is obligated to be available to provide up to eight hours of consulting services per week related to projects or tasks he or she had previously been involved in. In the case of the Chief Executive Officer, he is only required to provide such consulting services for a period of 12 months.

        As used with respect to any given named executive officer, the definition of "change in control" applicable to such officer is stated in such officer's employment agreement, a copy of which has been filed with the SEC.

        Our employment agreement with Jon Kirchner is for his service as our President and Chief Executive Officer and a member of our Board of Directors. This agreement provides for a term of 18 months, which automatically renews on a daily basis until terminated in accordance with its provisions. Under this agreement, if Mr. Kirchner's employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 18 months and all of his equity awards will immediately vest in full. Mr. Kirchner's annual salary in 2007 was $360,000 and the cost of Mr. Kirchner's benefits were approximately $1041 per month. In addition, in the event of a change of control or sale of our Company, all of Mr. Kirchner's equity awards will immediately vest in full. In the event of change of control, Mr. Kirchner may choose to terminate his services and receive 18 month's salary as a single lump sum payment, plus the amount of $250,000. A constructive termination includes Mr. Kirchner's removal from his position as President and Chief Executive Officer and a member of our Board of Directors or any material change by us in his functions, duties, or responsibilities, without his consent or other than for cause; a material non-voluntary reduction in his base salary and eligibility for bonus amounts; or a change of control or sale of our Company.

        Our employment agreement with Melvin Flanigan is for his service as our Executive Vice President, Finance and Chief Financial Officer. The agreement provides for employment until terminated in accordance with its provisions. Under the agreement, if Mr. Flanigan's employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 12 months. Mr. Flanigan's annual salary in 2007 was $255,000 and the cost of Mr. Flanigan's benefits were approximately $1,381 per month. In addition, in such event, all of his equity awards shall immediately vest in full. A constructive termination includes: Mr. Flanigan's removal without cause from his position as Executive Vice President, Finance and Chief Financial Officer or any material change by us in his functions, duties, or responsibilities, without his consent; or a material non-voluntary reduction in his base salary and eligibility for bonus amounts.

        Our employment agreement with Blake Welcher is for his service as our Executive Vice President, Legal, General Counsel, and Corporate Secretary. The agreement provides for employment until terminated in accordance with its provisions. Under the agreement, if Mr. Welcher's employment is terminated without cause, or is constructively terminated, we are required to pay his salary and continue his benefits for a period of 12 months. Mr. Welcher's annual salary in 2007 was $245,000 and the cost of Mr. Welcher's benefits were approximately $1,380 per month. In addition, in such event, all of his equity awards shall immediately vest in full. A constructive termination includes: Mr. Welcher's removal without cause from his position as Executive Vice President, Legal, General Counsel, and Corporate Secretary or any material change by us in his functions, duties, or responsibilities, without his consent; or a material non-voluntary reduction in his base salary and eligibility for bonus amounts.

        Our employment agreement with William Neighbors is for his service as the President of our Digital Cinema division and provides for employment until terminated in accordance with its provisions. Under the agreement, if Mr. Neighbors' employment is terminated without cause, we are required to pay his salary and continue his benefits for a period of 12 months; provided, however, that Mr. Neighbors has a duty to mitigate by seeking new employment and we may deduct from severance payments due to Mr. Neighbors the amount of salary and benefits that he receives as a result of subsequent employment or consultation with others. Mr. Neighbors annual salary in 2007 was $240,000 and the cost of Mr. Neighbors' benefits were approximately $1,419 per month. In addition, in such event, all of his equity awards shall immediately vest in full.

        We have also agreed to provide certain benefits to Mr. Neighbors upon a sale transaction with respect to our DTS Digital Cinema division (a "Division Sale"), provided that Mr. Neighbors remains continuously employed by us up to and through the closing of such Division Sale. In such event, we have agreed to pay Mr. Neighbors a bonus of $250,000 and have further agreed that he will receive at least 25% of any amount payable under a separate bonus pool that will be calculated as 5% of the consideration in excess of a specified amount that we receive in the Division Sale. In addition, upon a Division Sale, all of Mr. Neighbors equity awards will immediately vest in full.

        Our employment agreement with Brian Towne is for his service as our Senior Vice President, Consumer/Pro Division, and Mr. Towne currently serves as our Senior Vice President and General Manager, Consumer Division. The agreement provides for employment until terminated in accordance with its provisions. Under the agreement, if Mr. Towne's employment is terminated without cause, we are required to pay his salary and continue his benefits for a period of between six and 12 months, depending on Mr. Towne's length of service to us at the time of his termination; provided, however, that Mr. Towne has a duty to mitigate by seeking new employment and we may deduct from severance payments due to Mr. Towne the amount of salary and benefits that he receives as a result of subsequent employment or consultation with others.. Mr. Towne's annual salary in 2007 was $235,000 and the cost of Mr. Towne's benefits were approximately $1566 per month. In addition, in such event, all of his equity awards shall immediately vest in full.

        The compensation committee, as plan administrator of our 2003 Plan, has the authority to grant options, SARs, and stock awards and to structure repurchase rights under that plan so that the shares subject to those options, SARs, and stock awards will immediately vest, or the repurchase rights will terminate, in the event that they are not assumed or substituted in connection with a change in control, whether by merger, asset sale, successful tender offer for more than 50% of our outstanding voting stock, or by a change in the majority of the Board by reason of one or more contested elections for Board membership. Vesting or the termination of repurchase rights will occur either at the time of the change in control or, if the options, SARs, or stock awards are assumed or substituted, then vesting or the termination of repurchase rights may occur upon the subsequent involuntary termination of the individual's service within a designated period not to exceed 18 months following the change in control.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee (the "Committee") of our board of directors has submitted the following report for inclusion in this Proxy Statement:

        The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Committee:

COMPENSATION COMMITTEE
C. ANN BUSBY, CHAIR RONALD N. STONE

Summary Compensation Table

        The following table sets forth information concerning compensation for services to us during fiscal 2007 and 2006 by the persons serving as our chief executive officer (principal executive officer), our chief financial officer (principal financial officer), and our three next most highly compensated executive officers as of December 31, 2007. The persons listed below are collectively referred to as the "named executive officers."

2007 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Jon E. Kirchner President and Chief Executive Officer	2007 2006	360,000 359,338	— —	75,884 65,833		357,483 358,735		307,800 —	— —	12,102 12,102	1,113,269 796,008

Melvin L. Flanigan Executive Vice President, Finance and Chief Financial Officer	2007 2006	255,000 250,962	— —	42,432 19,949		151,733 105,749		109,013 42,000	— —	102 102	558,280 418,762

William Neighbors Senior Vice President, DTS Digital Images	2007 2006	238,654 202,308	— —	50,789 13,965	(5)	262,080 92,014	(5)	— 30,000	— —	102 102	551,625 338,389

Blake A. Welcher Executive Vice President, Legal and General Counsel	2007 2006	245,000 244,615	— —	42,432 19,949		151,733 104,927		104,738 33,000	— —	102 102	544,005 402,593

Brian D. Towne(6) Senior Vice President and General Manager, Consumer Division	2007	234,615	—	25,815		92,804		103,000	—	102	456,336

(1)
The amounts in column (e) reflect the dollar amounts recognized by us in 2007 and 2006, as applicable, for financial statement reporting purposes determined in accordance with FAS 123(R). The FAS 123(R) values of these shares are based on the fair value of our common stock on the date of grant, which is determined as the closing market price per share of our common stock on the date of grant. All stock awards to the named executive officers have been in the form of restricted stock awards granted under the 2003 Plan on February 23, 2006 and March 6, 2007. The closing prices of our common stock on February 23, 2006 and March 6, 2007 were $18.32 and $23.99 per share, respectively. Additional information regarding these restricted stock awards is set forth in the "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested" tables.

(2)
The amounts in column (f) reflect the dollar amounts recognized by us in 2007 and 2006, as applicable, for financial statement reporting purposes, determined in accordance with FAS 123(R). The amounts include compensation expense related to options granted prior to 2007 under the 2003 Plan for which we began to recognize expense upon the adoption of FAS 123(R) on January 1, 2006. The actual value of the options to the executive, if any, will depend on the excess of our stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (f). Additional information regarding these options is set forth in the "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year End" and "Option Exercises and Stock Vested" tables. These award fair values have been determined based on the assumptions set forth in Footnote 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008.

(3)
The amounts in column (g) reflect the cash awards earned under our 2007 Annual Cash Incentive Compensation Plan, which is discussed under the heading "Annual Performance-Based Cash Incentives" of our Compensation Discussion and Analysis beginning on page 21.

(4)
The amounts shown in column (i) represent, for each named executive officer, the premiums paid by us for a life insurance policy for the benefit of the officer and, for Mr. Kirchner, a $12,000 annual automobile allowance.

(5)
Pursuant to Mr. Neighbors' employment agreement, all unvested equity awards become vested on the closing date of a sale of our DTS Digital Cinema business, comprised of our Cinema and Digital Images businesses. In accordance with FAS 123(R), we accelerated the stock-based compensation expense related to Mr. Neighbors' unvested equity awards from the date of the Board of Director's decision to sell the DTS Digital Cinema business in February 2007 through the estimated date of sale. From February 2007 through the close of the third quarter in 2007, we expected to close the sale by the end of 2007. During the fourth quarter of 2007, we determined that a sale would not occur by the end of 2007, and we plan to recognize the remaining accelerated stock-based compensation expense in 2008 through the revised estimated date of sale.

(6)
Because Mr. Towne was not a named executive officer in 2006, SEC rules do not require his compensation for that year to be reported.

Plan-Based Awards Granted in Last Fiscal Year

        The following table provides information relating to plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2007.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
Exercise or Base Price of Option Awards ($/Sh)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jon E. Kirchner	N/A	$180,000	$360,000	$450,000	—	—	—	—	—		—		—

Melvin L. Flanigan	N/A 03/06/07 03/06/07	$63,750 — —	$127,500 — —	$159,375 — —	— — —	— — —	— — —	— 4,000 —	— — 16,000	$	— — 23.99	$ $	— 95,960 220,960

William Neighbors(3)	N/A	$250,000	$250,000	—	—	—	—	—	—		—		—

Blake A. Welcher	N/A 03/06/07 03/06/07	$61,250 — —	$122,500 — —	$153,125 — —	— — —	— — —	— — —	— 4,000 —	— — 16,000	$	— — 23.99	$ $	— 95,960 220,960

Brian D. Towne	N/A 03/06/07 03/06/07	$54,000 — —	$108,000 — —	$135,000 — —	— — —	— — —	— — —	— 2,000 —	— — 8,000	$	— — 23.99	$ $	— 47,980 110,480

(1)
Amounts in columns (c), (d) and (e) represent the potential threshold, target and maximum payouts under our 2007 Annual Cash Incentive Compensation Plan, other than in the case of William Neighbors. For information regarding Mr. Neighbors, see footnote (3) to this table. For actual amounts earned under the 2007 Annual Cash Incentive Compensation Plan in 2007, see column (g) of the Summary Compensation Table. Additional information regarding the design of this plan, including the criteria applied to determine actual awards, is set forth under "Annual Performance Based Cash Incentives" in our Compensation Discussion and Analysis beginning on page 21.

(2)
Amounts in column (l) represent the grant date fair values of the equity awards set forth in columns (i) and (j) determined in accordance with FAS 123(R). All equity awards were granted under the 2003 Plan. All stock awards were restricted stock awards. Grant date fair value for the restricted stock awards is based on the grant date fair value of the underlying shares, which is $23.99 per share, the closing price of our common stock on the grant date. Grant date fair value for the stock options is based on the Black-Scholes option valuation method. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The actual value realized by the executive upon exercise of the options may be higher or lower than the value shown in column (l). Assumptions used in the calculation of the grant date fair values are included in Footnote 12, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008.

(3)
As discussed under "Compensation Discussion and Analysis" above, we have agreed to pay Mr. Neighbors $250,000 upon the closing of a sale of our DTS Digital Cinema business. Additionally, he is eligible to receive an amount in addition to $250,000 based upon the amount of the consideration we receive in a sale of our DTS Digital Cinema business. We have agreed to pay Mr. Neighbors at least 25% of a bonus pool that will be calculated as 5% of the amount of the sale consideration in excess of a specified amount. We have not completed a sale of this business.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, December 31, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(a)	(b)		(c)		(d)	(e)		(f)	(g)		(h)		(i)	(j)

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jon E. Kirchner	16,750 50,000 50,000 12,111 190,250	(3) (4) (5) (6) (7)	50,250 50,000 — — —	(3) (4)	— — — — —	$ $ $ $ $	18.32 16.55 23.55 1.02 1.02	02/23/2016 05/19/2015 01/06/2014 09/30/2012 09/16/2012	12,375 — — — —	(8)		$316,429 — — — —	— — — — —	— — — — —

Melvin L. Flanigan	— 5,000 15,000 30,000 42,840	(3) (4) (5) (7)	16,000 15,000 15,000 — —	(2) (3) (4)	— — — — —	$ $ $ $ $	23.99 18.32 16.55 23.55 1.02	03/06/2017 02/23/2016 05/19/2015 01/06/2014 09/16/2012	4,000 3,750 — — —	(9) (8)	$ $	102,280 95,888 — — —	— — — — —	— — — — —

William Neighbors	3,250 17,500	(3) (4)	9,750 17,500	(3) (4)	— —	$ $	18.32 16.55	02/23/2016 05/19/2015	2,625 —	(8)		$67,121 —	— —	— —

Blake A. Welcher	— 5,000 15,000 30,000 7,676	(3) (4) (5) (7)	16,000 15,000 15,000 — —	(2) (3) (4)	— — — — —	$ $ $ $ $	23.99 18.32 16.55 23.55 1.02	03/06/2017 02/23/2016 05/19/2015 01/06/2014 09/16/2012	4,000 3,750 — — —	(9) (8)	$ $	102,280 95,888 — — —	— — — — —	— — — — —

Brian D. Towne	— 3,250 10,000 10,000 25,000	(3) (4) (5) (5)	8,000 9,750 10,000 — —	(2) (3) (4)	— — — — —	$ $ $ $ $	23.99 18.32 16.55 22.28 22.60	03/06/2017 02/23/2016 05/19/2015 05/19/2014 08/25/2013	2,000 2,625 — — —	(9) (8)	$ $	51,140 67,121 — — —	— — — — —	— — — — —

(1)
Reflects the value as calculated based on the closing price of our common stock on December 31, 2007 of $25.57 per share.

(2)
The option was granted on March 6, 2007 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(3)
The option was granted on February 23, 2006 and vests and becomes exercisable as to 25% of the underlying shares on each of February 15, 2007, 2008, 2009 and 2010.

(4)
The option was granted on May 19, 2005 and vests and becomes exercisable at a rate of 25% per year on each of the first four anniversaries of the grant date.

(5)
The option was vested and exercisable in full as of November 17, 2005.

(6)
The option was vested and exercisable in full as of February 15, 2004.

(7)
The option was vested and exercisable in full as of September 16, 2006.

(8)
These shares vest at a rate of 25% per year on each of the first four anniversaries of February 15, 2006.

(9)
These shares vest at a rate of 25% per year on each of the first four anniversaries of the grant date, which was March 6, 2007.

Option Exercises and Stock Vested

        The following table summarizes the option exercises and restricted stock awards that vested during the fiscal year ended, December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

(a)	(b)	(c)	(d)	(e)

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jon E. Kirchner	22,000	$492,554	4,125	$99,825

Melvin L. Flanigan	10,700	$286,415	1,250	$30,250

William Neighbors	—	—	875	$21,175

Blake A. Welcher	35,673	$933,242	1,250	$30,250

Brian D. Towne	—	—	875	$21,175

(1)
Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring such shares.

Payments upon Termination or Change in Control

        The following table describes the potential payments and benefits upon termination of our Named Executive Officers' employment before or after a change in control of DTS, as if each officer's employment terminated as of December 31, 2007. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer's base salary rate in effect on December 31, 2007, and the number of accrued but unused vacation days on December 31, 2007. For purposes of valuing the stock awards, we used the closing stock price on December 31, 2007, which was $25.57, multiplied by the number of unvested stock awards. For purposes of valuing the option awards, we used the closing stock price on December 31, 2007 less the exercise price per option multiplied by the number of unvested options. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event were to occur on any other date, when our stock price was different, or if any other assumption used to estimate potential payments and benefits differed from those used herein. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Additionally, pursuant to the terms of our 2003 Equity Incentive Plan, in the event that outstanding equity awards are not assumed or substituted in connection with certain fundamental transactions, or in the event that within eighteen months following certain fundamental transactions or changes in control an award recipient is terminated for any reason other than death, disability or cause (in each case as described in the Plan), then such equity awards shall accelerate fully.

Name	Termination Scenario	Total $	Severance $		Bonus $	Vacation Payout $	Health & Welfare Benefits $	Stock Awards $	Stock Options $

Jon E. Kircher	For Cause Not for Cause/Death/Disability Change in Control	38,077 1,729,748 1,419,819	— 540,000(1 —(2	) )	— — 250,000	38,077 38,077 38,077	— 19,929(3)	— 316,429 316,429	— 815,313 815,313

Melvin L. Flanigan	For Cause Not for Cause/Death/Disability Change in Control	22,067 763,364 22,067	— 255,000(4 —)		— — —	22,067 22,067 22,067	— 18,799(5 —)	— 198,168 —	— 269,330 —

William Neighbors	For Cause Not for Cause/Death/Disability Change in Control	18,462 573,097 18,462	— 240,000(4 —)		— — —	18,462 18,462 18,462	— 18,976(5 —)	— 67,121 —	— 228,538 —

Blake A. Welcher	For Cause Not for Cause/Death/Disability Change in Control	21,202 752,489 21,202	— 245,000(4 —)		— — —	21,202 21,202 21,202	— 18,789(5 —)	— 198,168 —	— 269,330 —

Brian D. Towne	For Cause Not for Cause/Death/Disability Change in Control	20,769 441,956 20,769	— 120,000(4 —)		— — —	20,769 20,769 20,769	— 9,398(5 —)	— 118,261 —	— 173,528 —

(1)
Consists of salary continuation for 18 months, payable monthly.

(2)
While a Change of Control does not automatically result in severance payments, Mr. Kirchner may elect to terminate his employment within 90 days of a change in control, in which case he would be entitled to receive $540,000 in a lump sum payment.

(3)
Consists of continuation of employer paid benefits for 18 months.

(4)
Consists of salary continuation for 12 months (6 months in the case of Mr. Towne), payable monthly.

(5)
Consists of continuation of employer paid benefits for 12 months (6 months in the case of Mr. Towne).

Pension Benefits

        We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

Nonqualified Deferred Compensation

        We do not offer nonqualified deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes information as of December 31, 2007 about our equity compensation plans, including our 1997 Stock Option Plan, 2002 Stock Option Plan, 2003 Equity Incentive Plan, 2003 Employee Stock Purchase Plan and 2005 Performance Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,864,951	$16.72	1,518,889	(1)
Equity compensation plans not approved by security holders	—	—	—

Totals	1,864,951	$16.72	1,518,889

(1)
Consists of shares available for future issuance under our 2003 Equity Incentive Plan, 2003 Employee Stock Purchase Plan and 2005 Performance Incentive Plan. As of December 31, 2007, an aggregate of 1,032,877 shares of Common Stock were available for issuance under the 2003 Equity Incentive and 2005 Performance Incentive Plans and 486,012 shares of Common Stock were available for issuance under the 2003 Employee Stock Purchase Plan. The 2003 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2013, subject to certain limitations, by a number of shares equal to the least of: 1) four percent of the number of shares issued and outstanding on the immediately preceding December 31, 2) 1,500,000 shares, or 3) a number of shares set by the Board of Directors. The 2003 Employee Stock Purchase Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2013, subject to certain limitations, by a number of shares equal to the least of: 1) 500,000 shares, 2) one percent of the number of shares of all classes of Common Stock of the Company outstanding on that date, or 3) amount determined by the Board of Directors. Awards under the 2005 Performance Incentive Plan shall be made in restricted "Stock Awards" from the 2003 Equity Incentive Plan.

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings made by the Company under those statues, the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Pursuant to its charter, our audit committee must review and approve, where appropriate, all related-party transactions.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee are Ann Busby and Ronald Stone. Neither of these individuals has at any time been an officer or employee of ours or any of our subsidiaries. In addition, prior to our initial public offering in 2003, Daniel Slusser served on the compensation committee. Mr. Slusser is Chairman of the Board and served as Chief Executive Officer and Vice Chairman of the Board from April 1997 to September 2001. There are no interlocking relationships between any of our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand, nor has any such interlocking relationships existed in the past.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders that are intended to be presented at our 2009 annual meeting must be received by us no later than December 16, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in our bylaws. In addition, the Proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than December 16, 2008. Stockholders are also advised to review the Company's bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend or, if no recommendation is given, according to their best judgment.

	000004	000000000.000000 ext	000000000.000000 ext
MR. A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

A Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold
01—Joerg D. Agin	☐	☐	02—C. Ann Busby	☐	☐	+
	For	Against	Abstain		For	Against	Abstain
2. To ratify and approve PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for fiscal year 2008.	☐	☐	☐	3. To approve an amendment to the Company's 2003 Equity Incentive Plan to adopt a cash award program thereunder.	☐	☐	☐
4. In their discretion, the proxies are authorized to vote upon all matters incidental to the conduct of the meeting and upon such other business as may properly come before the meeting.

B Non-Voting Items
Change of Address—Please print new address below.

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN.

Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

Proxy—DTS, Inc.

This Proxy is Solicited on Behalf of the Board of Directors
Proxy for Annual Meeting of Stockholders, May 15, 2008

The undersigned hereby appoints Melvin L. Flanigan and Blake A. Welcher or any one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Stockholders of DTS, Inc., to be held at the Westlake Village Inn, Westlake Village, California 91361, at 10:00 a.m., on Thursday, May 15, 2008 and any postponement or adjournment thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in DTS, Inc. as designated on the reverse side. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 15, 2008 and the proxy statement.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned. This Proxy confers on the proxyholder discretionary authority to vote on any matter as to which a choice is not specified by the undersigned. If the Proxy is signed, but no vote is specified, this Proxy will be voted: FOR the nominees listed in item 1 on the reverse side, and FOR Proposals 2 and 3, and in accordance with the proxies' best judgment upon other matters properly coming before the meeting and any postponement or adjournment thereof.

(Continued and to be signed on the reverse side.)

QuickLinks

ABOUT THE MEETING
ITEM 1—ELECTION OF DIRECTORS
NOMINEES FOR TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2011
CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2009
CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2010
GOVERNANCE OF THE COMPANY
2007 DIRECTOR COMPENSATION TABLE
ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
ITEM 3—PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2003 EQUITY INCENTIVE PLAN TO ADOPT A CASH AWARD PROGRAM THEREUNDER
EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
2007 SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS TABLE
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2007 OPTION EXERCISES AND STOCK VESTED TABLE
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS